WASATCH FUNDS TRUST

Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3

I.	Introduction

This Amended and Restated Multiple Class Plan (the “Plan”) has been adopted by a majority of the Board of Trustees of Wasatch Funds Trust (the “Trust”), including a majority of the Trustees who are not interested persons of the Trust, pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of each series of the Trust (each a “Fund” and collectively, the “Funds”) listed on Exhibit A, as amended from time to time.

Rule 18f-3 under the 1940 Act requires that the board of an investment company desiring to offer multiple classes of shares pursuant to Rule 18f-3 adopt a plan setting forth the differences among the classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges. The Plan provides a detailed statement of the differences between the Fund’s two classes of shares.

The Board of Trustees of the Trust (the “Board”), including a majority of the non-interested Trustees, has determined that the Plan, including the allocation of expenses, is in the best interests of the Trust as a whole, each Fund, and each class of shares offered by a Fund. The Board approved the Plan on behalf of each Fund effective as of the date set forth on Exhibit A. This Plan is subject to change, to the extent permitted by law and by the Declaration of Trust and Trust By-Laws, by action of the Trustees of the Trust in the manner set forth below.

II.	Elements of the Plan

1.    Class Designation. The shares of each Fund shall have been divided into two classes, designated as Investor Class Shares and Institutional Class Shares.

2.    Class Differences. Each class of shares of a Fund shall represent interests in the same portfolio of investments of that Fund and, except as otherwise set forth in this Plan, shall differ solely with respect to: (i) distribution, service and other charges and expenses as provided for in Section 3 of this Plan; (ii) the exclusive right of each class of shares to vote on matters submitted to shareholders that relate solely to that class or for which the interests of one class differ from the interests of another class or classes; (iii) such differences relating to eligible investors and shareholder services as may be set forth in the prospectus and statement of additional information for each Fund, as the same may be amended or supplemented from time to time (each a “Prospectus” and “SAI” and collectively, the “Prospectus” and “SAI”); (iv) the designation of each class of shares; and (v) conversion features.

3.    Distribution and Service Arrangements. Investor Class Shares and Institutional Class Shares of each Fund shall differ in terms of availability for purchase as follows:

Both share classes:

(i) shall be sold at net asset value with no front-end sales charge;

(ii)	shall not be subject to any service fee pursuant to any plan of distribution pursuant to Rule 12b-1 under the 1940 Act;
(iii)	shall not be subject to any distribution fee pursuant to any plan of distribution pursuant to Rule 12b-1 under the 1940 Act;
(iv)

may reimburse the Funds’ Advisor, Distributor, or other parties for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Board of Trustees, as described in the registration statement of the Funds as from time to time in effect; and

(v)	shall be offered with initial account minimums and with subsequent minimum investment amounts, if any, as described in the Funds’ registration statement as from time to time in effect.

4.	Allocation of Income, Expenses, Gains and Losses, and Expense Reimbursement

(a)  Income, realized and unrealized capital gains and losses, and any expenses of a Fund (other than Class Expenses, as defined below) shall be allocated to each class of the Fund, as applicable, on the basis of the net asset value of that class in relation to the net asset value of the Fund, after such net asset value is adjusted for the prior day’s capital share transactions. Expenses subject to this allocation include expenses incurred by the Trust that are not attributable to any particular Fund or to a particular class of shares of a Fund (“Trust Expenses”) and expenses incurred by a Fund that are not attributable to any particular class of shares of a Fund (“Fund Expenses”). Expenses that are attributable to a specific class of shares of a Fund (“Class Expenses”) shall be allocated to such class to the extent practicable.

(i)   “Trust Expenses” generally include expense items which are incurred at the Trust level and should be spread across the entire family of Funds. Examples of Trust Expenses include, but are not limited to, fees and expenses of the Board of Trustees (except as otherwise provided below), insurance costs, membership costs relating to industry or trade associations, and certain legal fees and other expenses.

(ii)  “Fund Expenses” generally include expense items which are identical for the two classes of shares for one fund, but different from all other funds. Examples of Fund Expenses include, but are not limited to, fees and expenses relating to the custody of the assets of a Fund and investment advisory fees and other expenses relating to the management of a Fund’s assets.

(iii)  “Class Expenses” are expenses attributable to the respective class of a Fund because they are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes of the Fund, but do not include advisory or custodial fees or other expenses related to the management of the Fund’s assets. Examples of Class Expenses include, but are not limited to: (i) printing and mailing expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class of shares; (ii) Securities and Exchange Commission and state securities authority registration or other fees relating to sales of shares of a specific class; (iii) the fees and expenses of any service provider to a Fund or Wasatch Funds (other than advisory fees), including the transfer agent, accounting agent, “blue sky” servicing agent, lawyers and independent public accountants, identified as being attributable to a specific class of shares; (iv) expenses incurred in connection with meetings of the Board of Directors or shareholders solely as a result of issues relating to a specific Class of shares; and (v) expenses associated with the addition of share classes to a Fund.

(b)  Expenses (including Trust Expense, Fund Expenses and Class Expenses) may be waived or reimbursed by the Fund’s investment adviser or any other provider of services to the Fund as approved by the Board of Trustees (the “Contractual Expense Waiver”). The Fund’s investment adviser or other service provider may voluntarily waive or reimburse expenses in addition to the Contractual Expense Waiver without the approval of the Board of Trustees provided such waiver or reimbursement applies pro rata to the classes of the Fund. Any other waivers or reimbursements shall require approval of the Board of Trustees.

(c)  On a daily basis, if the amount of total expenses including the Trust Expenses, the Fund Expenses and the Class Expenses (not including exceptions set forth in the applicable Contractual Expense Waiver) for any class exceeds the daily expense cap for that class, an appropriate reimbursement will be made to the class pursuant to the Contractual Expense Waiver in effect at the time. The amount of such reimbursement to each class will be in an amount such that the expenses of the class (excluding exceptions set forth in the applicable Contractual Expense Waiver) will be equal to the daily expense cap of each class after reimbursement.

5.    Conversion Features. There shall be no automatic conversion feature for either share class except as provided herein. Shares of the Institutional Class held by any shareholder who is no longer eligible to hold such shares may be converted, at the discretion of the Board or any authorized Fund officer, to shares of a class in which the shareholder is eligible on the basis of the relative net asset values of the purchase class and the target class without the imposition of any sales load, fee or other charge, subject to prior notice.

6.    Redemption Fees. The Funds may impose a redemption fee on redemptions and/or exchanges of a Fund’s Investor Class Shares and Institutional Class Shares as set forth in the Prospectus and SAI, as updated from time to time.

7.    Exchange Privileges. Shares of a class of a Fund may be exchanged only for shares of the same class of another Fund, except as otherwise set forth in the Prospectus and SAI. Shares of a class held by any shareholder who is eligible to hold shares of another class may be exchanged for such other class upon shareholder request on the basis of the relative net asset values of the purchase class and the target class, subject to any applicable redemption fee as set forth in the Prospectus and SAI, as updated from time to time.

8.    Voting and Other Rights. Each class shall have: (a) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangements; (b) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class; and (c) except for the differences described herein, in all other respects, the same rights and obligations as each other class.

9.	Term & Termination.

(a)  This Plan shall become effective with respect to each Fund on the date listed on Exhibit A, and shall continue in effect with respect to such Investor Class Shares and Institutional Class Shares of each Fund until terminated in accordance with the provisions of Section 9(c) hereof.

(b)  This Plan shall become effective with respect to any class of shares of a Fund other than Investor Class Shares and Institutional Class Shares and with respect to each additional Fund or class thereof established by the Trust after the date hereof and made subject to this Plan upon commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to such additional Fund or class by votes of a majority of both (i) the members of the Board of Trustees, as a whole, and (ii) the non-interested Trustees, cast at a meeting held before the initial public offering of such additional Fund or classes thereof), and shall continue in effect with respect to each such additional Fund until terminated in accordance with the provisions of Section 9(c) hereof. An addendum setting forth such specific and different terms of such additional series or classes shall be attached or and made a part of this Plan.

(c)  This Plan may be terminated at any time with respect to any Fund or class thereof, as the case may be, by vote of a majority of both the members of the Board as a whole, and the non-interested Trustees. The Plan may remain in effect with respect to a particular Fund or class thereof even if it has been terminated in accordance with this Section 9(c) with respect to any other Fund or class.

10.    Subsequent Funds. The terms and conditions of this Plan are intended to cover any Fund established subsequent to the effective date of this Plan for which Wasatch Advisors, Inc. acts as investment adviser, provided that the Board, including the non-interested Trustees, after having been furnished and having evaluated information reasonably necessary to evaluate the Plan, determine in the exercise of their reasonable business judgment that the Plan is in the best interests of each class of each Fund and the Fund and the Trust as a whole.

11.    Amendments. Any material amendment to this Plan affecting the Trust or Fund or class thereof shall require the affirmative vote of a majority of the Board, including a majority of the non-interested Trustees that the Plan as proposed to be amended, including the expense allocation, is in the best interests of each class of the Fund individually and each Fund as a whole.

Dated: November 9, 2011;

Amended September 25, 2012,

Amended and Restated November 10, 2015

EXHIBIT A

EFFECTIVE DATE OF 18F-3 PLAN

FUND	EFFECTIVE DATE
Wasatch Core Growth Fund	November 9, 2011
Wasatch Emerging India Fund	November 9, 2011
Wasatch Emerging Markets Select Fund	August 5, 2012
Wasatch Emerging Markets Small Cap Fund	November 9, 2011
Wasatch Frontier Emerging Small Countries Fund	November 9, 2011
Wasatch Global Opportunities Fund	November 9, 2011
Wasatch International Growth Fund	November 9, 2011
Wasatch International Opportunities Fund	November 9, 2011
Wasatch Global Value Fund (formerly, Wasatch Large Cap Value Fund)*	November 9, 2011
Wasatch Micro-Cap Fund	November 9, 2011
Wasatch Micro-Cap Value Fund	November 9, 2011
Wasatch Small Cap Growth Fund	November 9, 2011
Wasatch Small Cap Value Fund	November 9, 2011
Wasatch Ultra Growth Fund	November 9, 2011
Wasatch-Hoisington U.S. Treasury Fund	November 9, 2011
Wasatch Global Select Fund	February 12, 2019
Wasatch International Select Fund	February 12, 2019
Wasatch Long/Short Alpha Fund	March 23, 2021
Wasatch U.S. Select Fund	February 8, 2022
Wasatch International Value Fund	August 14, 2024
Wasatch Global Small Cap Value Fund	May 20, 2025
Wasatch International Small Cap Value Fund	May 20, 2025

*Wasatch Large Cap Value Fund changed its name to Wasatch Global Value Fund on October 31, 2017.

Wasatch Heritage Growth Fund liquidated on March 31, 2015.

Wasatch 1st Source Income Fund liquidated on July 14, 2018.

Wasatch World Innovators Fund merged with Seven Canyons World Innovators Fund, a series of ALPS Series Trust on September 9, 2018.

Wasatch Strategic Income Fund merged with Seven Canyons Strategic Income Fund, a series of ALPS Series Trust on September 9, 2018.

Wasatch Long/Short Fund merged with Wasatch Global Value Fund, a series of the Trust on September 21, 2018.

Wasatch Greater China Fund liquidated on January 15, 2025